SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [  X  ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HASTINGS MANUFACTURING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the file fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

HASTINGS MANUFACTURING COMPANY
325 North Hanover
Hastings, Michigan 49058
Telephone No. (616) 945-2491

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2001

To our shareholders:

          You are cordially invited to attend Hastings' annual meeting of shareholders at Hastings' headquarters located at 325 North Hanover, Hastings, Michigan, on Tuesday, May 8, 2001, at 9:00 a.m., local time. At the meeting, we will:

1.	elect two directors to three-year terms expiring in 2004;

2.	consider and vote on an amendment to Hastings' Stock Option and Restricted Stock Plan of 1997 to increase the number of shares that may be granted under that plan from 38,000 to 76,000; and

3.	transact any other business that may properly come before the meeting and any adjournment of the meeting.

          You can vote at the meeting only if you were a shareholder of record at the close of business on March 20, 2001.

          Your attention is directed to the enclosed proxy statement and proxy card. The Annual Report of Hastings for the year ended December 31, 2000 is also enclosed. These documents are being mailed to Hastings' shareholders on and after April 9, 2001.

          YOUR VOTE IS IMPORTANT TO US. WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THIS PROXY WILL NOT BE USED.

By order of the board of directors

/s/Richard L. Zwiernikowski

RICHARD L. ZWIERNIKOWSKI Secretary

April 9, 2001

HASTINGS MANUFACTURING COMPANY
325 North Hanover
Hastings, Michigan 49058
Telephone No. (616) 945-2491

ANNUAL MEETING OF SHAREHOLDERS
May 8, 2001

PROXY STATEMENT

Introduction

General

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Hastings Manufacturing Company's board of directors for use at the annual meeting, and any adjournment of the meeting.

          In this proxy statement, "we," "us," "our" and "Hastings" refer to Hastings Manufacturing Company, and "you" and "your" refer to Hastings shareholders.

Date, Time and Place

          You are cordially invited to attend the annual meeting of shareholders of Hastings. The annual meeting will be held at 9:00 a.m., local time, on Tuesday, May 8, 2001, at our headquarters, which are located at 325 North Hanover, Hastings, Michigan.

Mailing Date

          This proxy statement is being mailed to Hastings shareholders on and after April 9, 2001.

Purposes of the Meeting

          The purposes of the meeting are to consider and vote on:

•          the election of two directors to three-year
            terms ending in 2004;

•          an amendment to Hastings' Stock Option
            and Restricted Stock Plan of 1997 to increase
            the number of shares that may be granted
            under that plan from 38,000 to 76,000; and

•          such other business as may properly come
            before the meeting.

          Your board of directors recommends that you vote for the nominees discussed in this proxy statement and for the proposal to amend the Stock Option and Restricted Stock Plan of 1997.

How to Vote Your Shares

          You may vote at the meeting if you were a shareholder of record of Hastings common stock on March 20, 2001. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

          As of March 20, 2001, there were 761,366 shares of Hastings common stock issued and outstanding.

          If you properly sign the enclosed proxy card and return it to us before the meeting, shares of Hastings common stock represented by that proxy card will be voted at the annual meeting and any adjournment of the annual meeting.

          If you specify a choice, the proxy card will be voted as you have specified. If you do not specify a choice, your shares will be voted

(1) for the election of the director nominee named in this proxy statement, (2) in favor of the amendment to Hastings' Stock Option and Restricted Stock Plan of 1997, and (3) with respect to any other matter that may properly come before the meeting, in accordance with the discretion of the individuals named as proxies on the proxy card.

Revoking Your Proxy

          You may revoke your proxy at any time before it is voted at the annual meeting by giving written notice of revocation to the Secretary of Hastings at the address set forth on page 1, by submitting a proxy card bearing a later date or by attending the meeting and voting in person. Your attendance at the annual meeting will not, by itself, revoke your proxy.

"Street Name" Holders

          If you are not a shareholder of record of Hastings, but instead hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares in the manner you direct if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent. If you are a street name holder and want to change your vote, please contact your broker.

Quorum and Required Vote

          Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum. In determining the presence or absence of a quorum for the meeting, we will count as present and represented at the meeting all shares for which we receive a proxy or vote, including abstentions and shares represented by a broker non-vote on any matter.

          Election of Directors. Generally, a plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

          Stock Option and Restricted Stock Plan Amendment. The proposal to amend the Stock Option and Restricted Stock Plan of 1997 will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of that proposal. In counting votes on that proposal, abstentions will be counted as voted against the proposal, whereas broker non-votes will be counted as not voted on the proposal. Shares that are not voted will be deducted from the total shares of which a majority is required.

Election of Directors

Nominees for Election

          The board of directors has nominated the following two persons for election to the board of directors for three-year terms expiring at Hastings' annual meeting of shareholders in 2004, or until their respective successors are elected and qualified:

Neil A. Gardner
Monty C. Bennett

          Both of the nominees are currently directors of Hastings. Mr. Gardner's term as a director will expire at the annual meeting. Mr. Bennett's current term as a director was slated to expire at the 2002 annual meeting. However, as discussed below, the board of directors determined to move Mr. Bennett into the same class of directors as Mr. Gardner.

          Richard L. Foster, a current director whose term will expire at the 2001 annual meeting of shareholders, is not seeking reelection to the board. Because Hastings' bylaws require that the three classes of directors be as nearly equal in number as possible, the departure of Mr. Foster would have resulted in the three classes of directors consisting of one, three and three members, respectively. In order to remedy this imbalance, the board determined that Mr. Bennett should be moved into Mr. Gardner's class of directors and stand for reelection this year.

          Each nominee is willing to be elected and serve as a director. However, if any of the nominees should become unable or unwilling to serve--which we do not contemplate--Hastings' incumbent board of directors may or may not select a substitute nominee.

          If one or more substitute nominees are selected, the shares represented by your proxy will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute nominee is not selected, the shares represented by your proxy will be voted for the remaining nominee. No proxy will be voted for more than two nominees.

          The designated proxies intend to vote for the election of the nominees named above.

          Your board of directors recommends that you vote FOR both nominees.

          Biographical information as of December 31, 2000 for each nominee is set forth below under the heading "Directors and Executive Officers," beginning on page 12.

Proposed Amendment to
Stock Option and Restricted Stock Plan of 1997

General

          To attract and retain directors, officers and other key management employees of exceptional abilities, on December 9, 1997, the board of directors adopted, subject to shareholder approval, the Hastings

Manufacturing Company Stock Option and Restricted Stock Plan of 1997. In the following discussion, we will refer to the Stock Option and Restricted Stock Plan of 1997, as proposed to be amended, as "the plan" or "the stock option plan," and we will refer to the unamended, current version of the Stock Option and Restricted Stock Option Plan of 1997 as "the

current plan" or "the current stock option plan."

          Hastings' shareholders approved the current plan at the annual meeting of shareholders on May 5, 1998. The board of directors has determined that it would be in Hastings' best interest to increase the amount of shares that may be issued under the current plan. The board of directors proposes that section 4.1 of the current plan should be amended in its entirety to read:

          4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, a maximum of 76,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares may be authorized but unissued shares.

Authorized Shares

          The current plan allows only 38,000 shares to be available as incentive awards (following Hastings' March 1998 two-for-one stock split). This number, however, is subject to customary anti-dilution adjustments. For example, if there were another two-for-one stock split, the number of shares available under the plan would double. The amendment set forth above would therefore increase the amount of shares that are available as incentive awards to 76,000, before any anti-dilution adjustments. This amendment is the only material change to the plan.

Summary of the Plan

          The following is a summary of the principal features of the plan. The summary is qualified in its entirety by reference to the terms of the plan. A complete copy of the plan is attached as Appendix A.

          Persons Eligible to Receive Awards. Persons eligible to receive incentive awards under the plan include directors (currently eight persons), corporate officers (currently three additional persons) and other key employees (currently nine additional persons) of Hastings. Other individuals eligible to participate in the plan may join Hastings in the future. Because directors, officers and key employees of Hastings and its subsidiaries may receive awards under the plan, they may be deemed to have an interest in the plan.

          Non-Qualified Plan. The plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

          Administration of the Plan. The plan is administered by the Compensation Committee of the board of directors, which consists of at least two "non-employee directors," as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The plan also allows the board of directors, in its discretion, to require that the members of the Compensation Committee be "outside directors," as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee determines, subject to the terms of the plan, who receives incentive awards, the amount of incentive awards, the terms of each grant and anything else that is necessary or advisable to effectively administer the plan. The Compensation Committee may amend the terms of incentive awards granted under the plan from time to time. However, no amendment may affect a particular incentive award without the consent of the relevant participant, unless the amendment operates solely to that participant's benefit.

          Stock Options. Participants may be granted stock options under the plan. A stock option is the right to purchase a specified number of shares of Hastings' common stock for a stated price at specified times. Certain stock options that could be granted to employees under the plan may qualify as "incentive stock options" as defined in Section 422(b) of the Internal Revenue Code. Other stock options, including all stock options that will be granted to directors who are not employees, would not be incentive stock options within the meaning of the Internal Revenue Code. Stock options may be granted at any time before the termination of the plan.

          The Compensation Committee sets forth the terms of individual grants of stock options, including the exercise price per share, in stock option agreements. Stock option agreements contain terms and conditions that the Compensation Committee determines to be appropriate. These terms may include vesting requirements to encourage long-term ownership of shares. Hastings receives no consideration when an option is awarded.

          For options intended to qualify as incentive stock options under the Internal Revenue Code, the option price per share must be equal or be higher than the "market value" of Hastings common stock on the date of grant. "Market value" means the last reported sale price of shares of Hastings common stock as reported on the American Stock Exchange on the date of grant, or, if no shares were traded on that date, the most recent date on which shares were traded. On March 20, 2001, the last reported sales price of Hastings common stock on the American Stock Exchange was $5.10 per share.

          When exercising all or a portion of an option, a participant could pay the exercise price with cash or, with the consent of the Compensation Committee, shares of common stock.

          Although the Compensation Committee determines the term of each stock option, no stock option intended to qualify as an incentive stock option may be exercisable more than 10 years after the date it was granted. Options generally are exercisable for limited periods of time if an option holder is terminated from employment with Hastings or its subsidiaries without cause, dies or becomes disabled. If an option holder is terminated for cause, the option holder forfeits all rights to exercise any of his outstanding options. Unless the Compensation Committee consents otherwise or the terms of an option provide otherwise, options granted to participants under the plan may not be transferred except by will or by the laws of descent and distribution.

          Stock options granted to non-employee directors will not be treated as incentive stock options. Also, the exercise price of each option awarded to a non-employee director will be 100% of the market value at the date of grant.

          There is no specified limit on the number of options that can be granted to any individual participant under the plan, except that no participant may receive incentive awards that constitute more than 10% of the total incentive awards granted under the plan.

          Furthermore, no option granted to any participant who at the time of the grant owns, together with stock attributed to that participant under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of all classes of Hastings stock may be designated as an incentive stock option, unless the option provides an exercise price equal to at least 110% of the market value of the common stock and the terms of the option prohibit its exercise after the expiration of five years from the date of grant.

          In November 2000, the Compensation Committee granted options to some of Hastings' directors and officers. (These grants are not reflected in the following chart.) After these grants, the Compensation Committee determined that there were no remaining options left to be granted under the current plan, because options to purchase an aggregate total of 38,000 had been granted at that point.

          The Compensation Committee, however, recommended to the board of directors that the current plan be amended to authorize more shares and granted the options detailed on the following table, subject to shareholder approval of the amended plan at the annual meeting. The following table sets forth the benefits that will be received by the following persons under those grants, if you approve the amendment to the plan. However, the chart only sets forth the benefits that will be received with respect to option grants in 2000. It is contemplated that these persons will be granted additional options and other awards in 2001 and future years. These grants, however, are not determinable at this time.

Plan Benefits of Amended Stock Option and Restricted Stock Plan of 1997

Name and Position	Dollar Amount	Number of Units
Mark R. S. Johnson, Co-Chief Executive Officer, President--Marketing	$0	676

Andrew F. Johnson, Co-Chief Executive Officer, President--Operations	$0	676

Dale W. Koop, Vice President--Engineering	$0	361

M.C. Bennett, Vice President--Employee Relations	$0	361

Thomas J. Bellgraph, Vice President--Finance	$0	361

Executive Group(1)	$0	3,157

Non-Executive Director Group	$0	1,443

Non-Executive Officer Employee Group	$0	0

(1)          Includes Messrs. Johnson, Johnson, Koop, Bennett and Bellgraph, as well as two other individuals.

          The difference between the exercise price of the option and the current value of Hastings' common stock equals the dollar value of a stock option. In the table, the dollar value equals the difference between the exercise price ($5.875 per share), which was the market value of Hastings common stock on the date of grant (November 28, 2000) and the market value as of March 20, 2001. On March 20, 2001, the last reported sale for Hastings common stock on the American Stock Exchange was $5.10 per share. Because this value is lower than the per-share exercise prices of the options, the options have been reported as having a zero dollar value.

          Tax Consequences of Incentive Stock Options. Under current federal income tax laws, no income is realized when an option is granted under the plan. A participant exercising an incentive stock option does not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for the purpose of calculating alternative minimum tax.

          Upon sale of the stock from an incentive stock option, so long as the participant held the stock for at least one year after the exercise of the option and at least two years after the grant of the option, the participant's basis would equal the option price, and the participant would pay tax on the difference between the sale price and the option price as capital gain. Hastings would not be entitled to a deduction for compensation income.

          If, before the expiration of either of the holding periods described above, the participant sold shares acquired under an incentive stock option, the tax deferral would be lost, and the participant would recognize compensation income equal to the difference between the option price and the fair market value of the shares sold at the time of exercise. The maximum amount for fair market value is generally the difference between the option price and the price at which the shares are sold. Hastings would then receive a corresponding deduction for federal income tax purposes. The participant would recognize additional gains, if any, as short- or long-term capital gain.

          Tax Consequences of Nonqualified Options. If a participant exercises stock options that are not incentive stock options, the participant would recognize compensation income equal to the difference between the stock option price and the fair market value of the shares on the date of exercise. Hastings would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

          Restricted Stock. In addition to the authority to grant stock options under the plan, the plan allows the Compensation Committee to award shares of restricted stock. Restricted stock awards are subject to such terms and conditions as the Compensation Committee from time to time determines. As with stock option grants, the Compensation Committee sets forth the terms of individual awards of restricted stock in restricted stock agreements. Unless the Compensation Committee provides otherwise in a restricted stock agreement, if a participant's employment is terminated during the restricted period for any reason other than death, total disability or any other reason determined by the Compensation Committee, the participant's restricted stock would be entirely forfeited. If the participant's employment is terminated during the restricted period by reason of death or total disability, the restrictions on the participant's shares of restricted stock would terminate automatically.

          Without Compensation Committee authorization, a recipient of restricted stock may not sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock, other than to Hastings or by will or the laws of descent or distribution. In addition, the Compensation Committee can impose other restrictions on shares of restricted stock. However, holders of restricted stock enjoy all other rights of shareholders with respect to restricted stock during the restricted period, including the right to vote restricted shares at shareholders' meetings and the right to receive all dividends paid with respect to restricted stock. Any securities that a holder of restricted stock receives pursuant to a stock dividend, stock split, recapitalization or reorganization will be subject to the same terms, conditions and restrictions applicable to the restricted stock that was the basis for the stock dividend, stock split, recapitalization, or reorganization.

          Tax Consequences of Restricted Stock. Generally, a participant does not recognize income upon the award of restricted stock. However, a participant is required to recognize compensation income on the value of restricted stock at the time the restricted stock vests. At the time the participant recognizes this compensation income, Hastings would be entitled to a corresponding deduction for federal income tax purposes. If a participant forfeits restricted stock, the participant would not recognize income and Hastings would not receive a deduction. Before the lapse of restrictions, dividends paid on restricted stock would be reported as compensation income to the participant, and Hastings would receive a corresponding deduction.

          A participant may, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurred. If the participant made such an election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after the participant makes such an election would be taxable as dividends and not treated as additional compensation income. If, however, the participant forfeits restricted stock after he or she had made an election as described above, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, a participant would realize capital gain or loss in the amount of the difference between the sale price and the value of the stock that the participant previously reported as compensation income.

          Tax Benefit Rights. The plan also permits the Compensation Committee to grant tax benefit rights, which would be subject to such terms and conditions that the Compensation Committee determines are appropriate, in order to encourage the participant to exercise options and provide certain tax benefits to Hastings. A tax benefit right entitles a participant to receive from Hastings or a subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, that the participant realizes for federal tax purposes as a result of the exercise of a non-qualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus any other applicable state and local tax against which Hastings is entitled to a deduction or credit by reason of exercise of the option or the disqualifying disposition.

          Tax benefit rights may be issued with respect to stock options granted not only under the plan but also with respect to existing or future stock options awarded under any other Hastings plan that Hastings' shareholders have approved as of the date of the plan. Such rights with respect to outstanding options shall be issued only with the consent of the participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price or otherwise impair the participant's existing options. The net amount of a tax benefit right, subject to withholding, may be used to pay a portion of the option price, unless the Compensation Committee provides otherwise.

          Withholding Taxes. Whenever incentive awards are made under the plan, Hastings may withhold from any cash otherwise payable to the participant an amount sufficient to satisfy all applicable federal, state and local withholding taxes. Alternatively, Hastings could require the participant to remit that amount to Hastings. Withholding can also be satisfied by withholding shares of Hastings common stock to be received upon exercise or by delivery to Hastings of previously owned shares of Hastings common stock.

          Amendment and Termination of the Plan. The board of directors may terminate the plan at any time, and may from time to time amend the plan as it deemed proper and in the best interests of Hastings. However, no such amendment may impair any outstanding incentive award without the consent of the participant unless the amendment operates solely to the benefit of the participant or the terms of the incentive award provide otherwise.

          Effective Date of Amendment. Subject to your approval, the amendment to the plan would take effect immediately following the annual meeting.

          Registration of Additional Shares. Promptly following the annual meeting, Hastings intends to register the additional 38,000 shares added to the plan by the proposed amendment under the Securities Act of 1933, assuming the amendment is approved.

Board Recommendation

          Hastings' board of directors has determined that the plan amendment is in the best interests of Hastings and its shareholders.

          Your board of directors recommends that you vote FOR the proposed amendment to the Stock Option and Restricted Stock Plan of 1997.

Ownership of Hastings Stock

          The board fixed the close of business on March 20, 2001 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. At the close of business on March 20, 2001, there were 761,366 issued and outstanding shares of Hastings common stock.

Five-Percent Shareholders

          The following table sets forth information concerning the number of shares of Hastings common stock held by each entity known to Hastings to have been the beneficial owner of more than five percent of Hastings' outstanding common stock as of March 20, 2001 (or such other dates as may be set forth in the footnotes following the table):

Name and Address of Beneficial Owner of Common Stock	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class
The Johnson Family Group(1)	391,534 shares	Sole voting and dispositive power	50.8
c/o Stephen I. Johnson	391,534 shares	Shared voting or dispositive power	50.8
907 West Madison	391,534 shares	Total beneficial ownership	50.8
Hastings, Michigan 49058

Mark R. S. Johnson(2)	65,875 shares	Sole voting and dispositive power	8.6
c/o Hastings Mfg. Co.	159,882 shares	Shared voting or dispositive power	21.0
325 North Hanover	225,757 shares	Total beneficial ownership	29.5
Hastings, Michigan 49058

Andrew F. Johnson(3)	28,222 shares	Sole voting and dispositive power	3.7
c/o Hastings Mfg. Co.	164,153 shares	Shared voting or dispositive power	21.6
325 North Hanover	192,375 shares	Total beneficial ownership	25.1
Hastings, Michigan 49058

Stephen I. Johnson(4)	0 shares	Sole voting and dispositive power	0.0
907 West Madison	68,686 shares	Shared voting or dispositive power	9.0
Hastings, Michigan 49058	68,686 shares	Total beneficial ownership	9.0

Dimensional Fund	46,100 shares	Sole voting and dispositive power	6.1
Advisors Inc.(5)	0 shares	Shared voting or dispositive power	0.0
1299 Ocean Ave., 11th Floor	46,100 shares	Total beneficial ownership	6.1
Santa Monica, California 90401

Amici Associates and	71,200 shares	Sole voting and dispositive power	9.4
The Collectors' Fund(6)	0 shares	Shared voting or dispositive power	0.0
100 Park Avenue	71,200 shares	Total beneficial ownership	9.4
New York, New York 10017
		(footnotes appear on the following page)

(1)          Based on information provided by the Stephen I. Johnson Family Group. On October 26, 1982, the Johnson Family Group filed a report on Schedule 13D with the Securities and Exchange Commission (SEC) in connection with a tender offer that terminated in January 1983. The most recent amendment to the Johnson Family Group's Schedule 13D was Amendment No. 4, which was filed with the SEC on February 12, 2001. The Johnson Family Group consists primarily of family members and close relatives of Stephen I. Johnson. As indicated in the following footnotes, the shares indicated as beneficially owned by Stephen I. Johnson, Mark R. S. Johnson and Andrew F. Johnson are also included in the amounts beneficially owned by the Johnson Family Group.

(2)          All of these shares are included in the shares held by the Johnson Family Group. In addition, the number of shares included in the row entitled "Sole voting and dispositive power" includes 4,500 shares that are subject to options that Mr. Johnson may exercise within 60 days after March 20, 2001. The number of shares included in the row entitled "Shared voting or dispositive power" includes (a) 158,532 shares owned by S&I Johnson Limited Partnership and (b) 1,350 shares that are owned by Mr. Johnson's spouse individually. SAMCO, Inc., of which Mr. Johnson is an officer and director, is the general partner of S&I Johnson Limited Partnership. A trust of which Mr. Johnson is co-trustee is the majority shareholder of SAMCO.

(3)          All of these shares are included in the shares held by the Johnson Family Group. In addition, the number of shares included in the row entitled "Sole voting and dispositive power" includes 4,500 shares that are subject to options that Mr. Johnson may exercise within 60 days after March 20, 2001. The number of shares included in the row entitled "Shared voting or dispositive power" includes (a) 158,532 shares owned by S&I Johnson Limited Partnership and (b) 5,621 shares are owned by a trust of which Mr. Johnson's spouse is trustee. SAMCO, Inc., of which Mr. Johnson is an officer and director, is the general partner of S&I Johnson Limited Partnership. A trust of which Mr. Johnson is co-trustee is the majority shareholder of SAMCO.

(4)          The shares included in the row entitled "Shared voting or dispositive power" consist of shares held by trusts of which Mr. Johnson is a co-trustee. All of these shares are included in the shares held by the Johnson Family Group.

(5)          Based on information set forth in a report on Schedule 13G dated February 2, 2001. Dimensional Fund Advisors Inc., a registered investment advisor, has informed Hastings that it is deemed to have beneficial ownership of 46,100 shares of common stock as of December 31, 2000, all of which shares are held in portfolios of four registered investment companies to which Dimensional provides investment advice, or in certain other investment vehicles for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all these shares.

(6)          Based on information set forth in a report on Schedule 13D dated February 21, 1991, as amended on April 8, 1991 and December 6, 1995.

Stock Ownership by Management

          The following table shows the number of shares of Hastings common stock beneficially owned as of March 20, 2001 by each of Hastings' directors, each of the named executive officers (as defined in the Summary Compensation Table) and by all of Hastings' directors and executive officers as a group.

Name of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class(1)
Mark R. S. Johnson (2)	65,875 shares	Sole voting and dispositive power	8.6
	159,882 shares	Shared voting or dispositive power	21.0
	225,757 shares	Total beneficial ownership	29.5

Andrew F. Johnson (3)	28,222 shares	Sole voting and dispositive power	3.7
	164,153 shares	Shared voting or dispositive power	21.6
	192,375 shares	Total beneficial ownership	25.1

William R. Cook	3,300 shares	Sole voting and dispositive power	*
	0 shares	Shared voting or dispositive power	*
	3,300 shares	Total beneficial ownership	*

Richard L. Foster	1,700 shares	Sole voting and dispositive power	*
	200 shares	Shared voting or dispositive power	*
	1,900 shares	Total beneficial ownership	*

Monty C. Bennett	5,360 shares	Sole voting and dispositive power	*
	0 shares	Shared voting or dispositive power	*
	5,360 shares	Total beneficial ownership	*

Dale W. Koop	5,360 shares	Sole voting and dispositive power	*
	0 shares	Shared voting or dispositive power	*
	5,360 shares	Total beneficial ownership	*

Neil A. Gardner	1,820 shares	Sole voting and dispositive power	*
	0 shares	Shared voting or dispositive power	*
	1,820 shares	Total beneficial ownership	*

Douglas A. DeCamp	3,700 shares	Sole voting and dispositive power	*
	0 shares	Shared voting or dispositive power	*
	3,700 shares	Total beneficial ownership	*

Thomas J. Bellgraph	4,860 shares	Sole voting and dispositive power	*
	0 shares	Shared voting or dispositive power	*
	4,860 shares	Total beneficial ownership	*

All directors and	120,597 shares	Sole voting and dispositive power	15.3
executive officers	165,703 shares	Shared voting or dispositive power	21.8
as group (11 persons)	286,300 shares	Total beneficial ownership	36.3

* = less than 1%.		(footnotes are set forth on the following page)

(1)          The percentages set forth in this column were calculated on the basis of 761,366 shares of common stock outstanding as of March 20, 2001, plus shares of common stock subject to options held by the listed person and that were exercisable on March 20, 2001 or that will become exercisable within 60 days after March 20, 2001. Shares subject to such options are considered to be outstanding for purposes of this chart. The number of shares subject to such options for each listed person is set forth below:

Mark R. S. Johnson	4,500
Andrew F. Johnson	4,500
William R. Cook	1,700
Richard L. Foster	1,700
Monty C. Bennett	2,400
Dale W. Koop	2,400
Neil A. Gardner	1,700
Douglas A. DeCamp	1,700
Thomas J. Bellgraph	2,400
All directors and executive officers as a group	27,450

(2)          See footnote 2 to the preceding table for more information regarding Mark R. S. Johnson's stock ownership.

(3)          See footnote 3 to the preceding table for more information regarding Andrew F. Johnson's stock ownership.

Directors and Executive Officers

          The following table shows certain information concerning each director, nominee for director and executive officer, supplied by them as of December 31, 2000.

          Except as noted below, each person listed above has been engaged in the same principal occupation for more than five years. No director or nominee for director is the director of any company that has a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

          There are no family relationships (closer than first cousin) between any of the below-named persons, except that Mark R. S. Johnson and Andrew F. Johnson are brothers.

Nominees to be Elected for Three-Year Terms Expiring in 2004

Neil A. Gardner (age 54)	Mr. Gardner has been the Executive Vice President of Hastings City Bank, Hastings, Michigan, since 1976. He has been a director of Hastings since 1983.

Monty C. Bennett (age 63)

Mr. Bennett has been Hastings' Vice President--Employee Relations since 1986. He also served as Hastings' Secretary from 1982 to 2001. He began his career with Hastings in 1958. He has been a director of Hastings since 1982.

Continuing Directors With Terms Expiring in 2002

Andrew F. Johnson (age 52)	Andrew F. Johnson has been Hastings' Co-Chief Executive Officer and its President--Operations since 1994. He began his career with Hastings in 1973. He has been a director of Hastings since 1977.

William R. Cook (age 59)	Mr. Cook has been the President of Pidgas, Inc., an investment and real estate holdings company located in Hastings, Michigan, since 1975. He has been a director of Hastings since 1977.

Continuing Directors With Terms Expiring in 2003

Mark R. S. Johnson (age 53)	Mark R. S. Johnson has been Hastings' Co-Chief Executive Officer and its President--Marketing since 1994. He began his career with Hastings in 1971. He has been a director of Hastings since 1977.

Dale W. Koop (age 61)	Mr. Koop has been Hastings' Vice President--Engineering since 1982. He began his career with Hastings in 1966. He has been a director of Hastings since 1982.

Douglas A. DeCamp (age 63)

Mr. DeCamp has been the President and CEO of FHI, Inc. (formerly Flexfab, Inc.), a producer of aircraft hosing and fiberglass products, located in Hastings, Michigan, since 1984. He has been a director of Hastings since 1984.

Incumbent Director Whose Term Expires in 2001

Richard L. Foster (age 73)

Mr. Foster is currently retired. He was Hastings' Production Control Manager from 1987 to 1988 and served in a variety of positions with Hastings beginning in 1964 until his retirement in 1988. He has been a director of Hastings since 1984. He is not seeking reelection to Hastings' board of directors.

Executive Officers Who Are Not Directors

Thomas J. Bellgraph (age 49)	Mr. Bellgraph has been Hastings' Vice President--Finance since 1996 and has been its Treasurer since 1986. He joined Hastings in 1979.

Stephen G. Uhen (age 51)

Mr. Uhen has been Hastings' Vice President of Information Services since December 1997. He served as Hastings' Information Services Manager from November 1995 through December 1997, and as its Systems Programs Manager from 1988 to 1995.

Jeffrey P. Guenther (age 38)

Mr. Guenther has been Hastings' Vice President of Marketing since June 1998. He served as the Company's Marketing and Sales Director from July 1997 through June 1998, and as its Marketing Coordinator from 1987 to 1997.

Board Committees

          Hastings' board of directors has three standing committees: the Audit Committee, the Compensation Committee, and the Strategic Planning Committee.

          Audit Committee. The following outside directors currently serve on the Audit Committee: William R. Cook (Chairman), Douglas A. DeCamp, Richard L. Foster and Neil A. Gardner. The Audit Committee's function is to recommend independent auditors to the board of directors for the annual audit of Hastings and its subsidiaries and to discuss the results of the audit with the independent auditors. The Audit Committee also reviews and supervises Hastings' procedures for recording and reporting the financial results of its operations. During 2000, the Audit Committee met two times.

          Hastings' board of directors has adopted a written charter for the Audit Committee, which is attached as Appendix B to this proxy statement. As required by SEC rules, the members of the Audit Committee have included in this proxy statement a report on their activities. See "Audit Committee Report," beginning on page 23.

          Hastings believes that all of the members of the Audit Committee are "independent," as that term is defined in Section 121(A) of the American Stock Exchange's listing standards.

          Compensation Committee. The following outside directors currently serve on the Compensation Committee: William R. Cook, Douglas A. DeCamp and Neil A. Gardner. The Compensation Committee's primary function is to determine if director and officer compensation by Hastings is comparable to industry standards and to make appropriate recommendations to the board of directors regarding compensation. The Compensation Committee met one time in 2000.

          As required by SEC rules, the members of the Compensation Committee have included in this proxy statement a report on executive compensation. See "Compensation Committee Report on Executive Compensation," beginning on page 21.

          Strategic Planning Committee. In December 1995, the board of directors established a Strategic Planning Committee. The Strategic Planning Committee's function is to consider and develop strategic policies and proposals intended to enhance shareholder value in the long or short term and to make recommendations to the board of directors with respect to any such policy or proposal. The Strategic Planning Committee has discretionary authority to review and negotiate any sale or merger proposal received by Hastings and to make recommendations to the board of directors with respect to any such proposal. The members of the committee may only consist of members of the board of directors who are not and have not for a five-year period been officers or employees of Hastings. The current members of the Committee are William R. Cook, Richard L. Foster and Neil A. Gardner (Chairman). The Strategic Planning Committee met two times in 2000.

Board Meetings

          During 2000, there were seven meetings of the full board of directors. All incumbent directors attended at least 75% of the total number of meetings of the board of directors and meetings of committees on which they served during the year.

Compensation of Directors

          All directors who are not full-time employees of Hastings are paid a fee of $700 for each regular or special meeting of the board of directors and $700 for each committee meeting attended by the director. Directors who are full-time employees of Hastings do not receive additional compensation for attending board meetings.

Shareholder Nominations of Directors

          The Hastings board of directors does not have a standing committee for nominating individuals for election as directors. The Hastings board of directors selects its nominees for election to the new board of directors at its first meeting each year in either January or February.

          The Hastings board of directors will consider nominees recommended by shareholders provided that such nominations are timely submitted in accordance with Hastings' bylaws. To be timely, nominations by shareholders should be submitted at least 120 days before an annual meeting of shareholders or, in the case of a special meeting at which directors will be elected, not more than seven days after the notice of such special meeting. All shareholder nominations should be in writing and state:

•          the name, age and business and residence
            addresses of the nominee;

•          his or her principal occupation or employment;

•          the number of shares of Hastings common stock
            that the nominee owns;

•          a statement that the nominee is willing to be
            nominated; and

•          such other information concerning the
            nominee as would be required under the
            rules of the Securities and Exchange
            Commission in a proxy statement soliciting
            proxies for the election of such nominee.

Hastings' board of directors will not consider any nomination that does not provide this information.

Executive Compensation

Compensation Summary

          Compensation on an accrual basis during 2000, 1999 and 1998 for the Co-Chief Executive Officers of Hastings and for the three most highly compensated executive officers, other than the Co-Chief Executive Officers, who earned over $100,000 in salary and bonus in 2000 (the "named executive officers") is set forth together with certain other information in the following table. Hastings' executive officers are appointed annually by and serve at the pleasure of the board of directors.

SUMMARY COMPENSATION TABLE

Annual Compensation	Long-Term Compensation
Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Securities Underlying Options(2)	All Other Compensation(3)
Mark R. S. Johnson	2000	$220,507	$0	$ 5,875	1,500	$ 12,876
Co-Chief Executive Officer	1999	213,581	0	9,625	1,500	12,148
President--Marketing	1998	207,360	85,956	18,500	1,500	12,232

Andrew F. Johnson	2000	$220,507	$0	$ 5,875	1,500	$ 12,876
Co-Chief Executive Officer	1999	213,581	0	9,625	1,500	12,148
President--Operations	1998	207,360	85,956	18,500	1,500	12,232

Dale W. Koop	2000	$115,102	$0	$ 3,525	800	$ 8,130
Vice President--	1999	111,487	0	5,775	800	10,154
Engineering	1998	108,240	28,792	11,100	800	8,841

Thomas J. Bellgraph	2000	$109,407	$0	$ 3,525	800	$ 7,666
Vice President--Finance	1998	105,522	0	5,775	800	10,248
	1998	102,088	27,140	11,100	800	8,479

Monty C. Bennett	2000	$105,568	$0	$ 3,525	800	$ 7,825
Vice President--	1999	103,008	0	5,775	800	9,873
Employee Relations	1998	100,008	26,668	11,100	800	8,096

(1)          The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of Hastings' 2000 fiscal year, each of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (based on the closing price of common stock on December 29, 2000, which was $5.1875 per share) at the end of Hastings' 2000 fiscal year, without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

	Number of Shares	Aggregate Value

Mark R. S. Johnson	4,560	$23,655
Andrew F. Johnson	4,560	23,655
Dale W. Koop	2,760	14,318
Thomas J. Bellgraph	2,460	12,761
Monty C. Bennett	2,760	14,318

          See "Compensation Committee Report on Executive Compensation--Restricted Stock Plan" on page 23 for information concerning the vesting of shares awarded under the Restricted Stock Plan. Performance goals under the Restricted Stock Plan were not met in 2000.

(2)          The number of options granted in 2000 assumes that the shareholders will approve the proposed amendment to Hastings' Stock Option and Restricted Stock Plan of 1997 described in this proxy statement. If this amendment is not approved, then the number of options granted to each individual in 2000 will be reduced by approximately 45%.

(3)          All other compensation includes: (a) company matching contributions under the Hastings Savings Plan and (b) company profit-sharing contributions to the Hastings Savings Plan. The amounts included for each factor in 2000 are:

	(a)	(b)

Mark R. S. Johnson	$4,200	$8,676
Andrew F. Johnson	4,200	8,676
Dale W. Koop	2,520	5,610
Thomas J. Bellgraph	2,626	5,040
Monty C. Bennett	2,520	5,305

Stock Options

          The current Stock Option and Restricted Stock Plan of 1997 provides that stock options, restricted stock and tax benefit rights may be granted or awarded under the plan to corporate and subsidiary directors, officers and key employees of Hastings with respect to 38,000 shares of common stock. The following tables set forth certain information concerning stock options granted under the current plan to the named executive officers during 2000 and the options held by them at year-end. For a discussion of the proposed amendment to the current stock option plan, see "Proposed Amendment to Stock Option and Restricted Stock Plan of 1997," beginning on page 3.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Mark R. S. Johnson	1,500	21.4%	$5.875	11/27/2010	$5,542	$14,044
Andrew F. Johnson	1,500	21.4%	$5.875	11/27/2010	$5,542	$14,044
Dale W. Koop	800	11.4%	$5.875	11/27/2010	$2,956	$7,490
Thomas J. Bellgraph	800	11.4%	$5.875	11/27/2010	$2,956	$7,490
Monty C. Bennett	800	11.4%	$5.875	11/27/2010	$2,956	$7,490

(1)          The number of options granted in 2000 assumes that the shareholders will approve the proposed amendment to Hastings' Stock Option and Restricted Stock Plan of 1997. If this amendment is not approved, then the number of options granted to each individual in 2000 will be reduced by approximately 45%.

(2)          The percentages in this column were based on options to purchase a total of 7,000 shares of common stock granted in 2000, which excludes 3,200 shares granted to non-employee directors.

FISCAL YEAR-END OPTION VALUES(1)

	Number of Securities Underlying Unexercised Options at Fiscal Year-end		Value of Unexercised In-the-Money Options at Fiscal Year-end(3)
Name	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

Mark R. S. Johnson	4,500	1,500	$ 0	$ 0
Andrew F. Johnson	4,500	1,500	$ 0	$ 0
Dale W. Koop	2,400	800	$ 0	$ 0
Thomas J. Bellgraph	2,400	800	$ 0	$ 0
Monty C. Bennett	2,400	800	$ 0	$ 0

________________________

(1)          None of the above-named persons exercised any options during 2000.

(2)          The number of options set forth in this column assumes that the shareholders will approve the proposed amendment to Hastings' Stock Option and Restricted Stock Plan of 1997. If this amendment is not approved, then the number of options granted to each individual in 2000 will be reduced by approximately 45%.

(3)          None of the foregoing options are considered "in the money" because their exercise prices were higher than the market value as of December 31, 2000 ($5.1875 per share of common stock).

Deferred Compensation

          In 1986, Hastings adopted a defined contribution 401(k) profit-sharing plan known as the Hastings Savings Plan. This plan is administered by Hastings and is available to all salaried employees. Individual accounts are maintained for contributions made on behalf of each employee and each employee has a choice of investment options as to the balance in his or her account. There are four types of contributions to the plan:

•          an employee can make a voluntary
            contribution of the employee's compensation,
            which is deducted by Hastings from the
            employee's normal compensation (legal
            limitations may restrict the maximum
            voluntary contribution by an employee in
            any year);

•          Hastings makes matching contributions
            equal to 40 percent of the amount of an
            employee's voluntary contribution, but
            only on the first 6 percent of an employee's
            compensation;

•          annually, from net profits, Hastings
            contributes for each employee an amount
            equal to 3 percent of the employee's
            compensation, plus 1 percent of the employee's
            compensation in excess of 25 percent of the
            social security wage base, plus 2 percent of
            the employee's compensation in excess of 75
            percent of the social security wage base; and

•          Hastings may make discretionary contributions,
            from net profits, which are allocated among the
            participants based on the employee's annual

            compensation compared to total
            annual compensation of all employees.

          Benefits are payable at age 65 (normal retirement) or upon total disability, death or early employment termination. There are vesting requirements for Hastings' profit-sharing and discretionary contributions, but not for an employee's voluntary or Hastings' matching contributions. For employees who became participants prior to January 1, 1989, the vesting schedule is 40 percent vesting after 4 years of service, with 100 percent vesting after 5 years of service. For employees who became participants on or after January 1, 1989, the vesting schedule is 100 percent after 5 years of service.

Stock Performance

          The following graph compares the cumulative total shareholder return on Hastings common stock to the AMEX Market Index and a peer group index. The AMEX Market Index is a broad equity market index published by the American Stock Exchange. The peer group index is based upon the cumulative total shareholder return on the common stock of the companies in the automotive parts and accessories industry that are listed in footnote 1 beginning on page 20.

          The returns of each member of the peer group are weighted according to the respective issuer stock market capitalization at the beginning of each period for which a return is indicated. Both indices assume dividend reinvestment. Cumulative total return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of the measurement period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

(Assumes $100 invested on December 31, 1995 and reinvestment of dividends)

          The table below shows dollar values for cumulative total shareholder return plotted in the graph above as of December 31 for each of the following years.

	1995	1996	1997	1998	1999	2000
Hastings	$100.00	$121.81	$198.93	$176.69	$83.82	$55.61
AMEX Market Index	100.00	105.52	126.97	125.25	156.15	154.23
Peer Group Index(1)	100.00	126.03	160.90	164.18	139.08	111.89

______________________

          (1)          The companies used to create the Peer Group Index are those included in the Media General Financial Services, Inc. Industry Group 333, which consists of publicly traded companies that manufacture motor vehicle parts and accessories, but do not engage in manufacturing of complete car bodies. The following companies are currently included in this Industry Group:

A.O. Smith Corporation
Advanced Engine Technologies, Inc.
Affiliated Resources Corporation
Aftermarket Technology Corp.
American Axle &
   Manufacturing Holdings, Inc.
Amerigon Incorporated
ArvinMeritor, Inc.
Autoliv, Inc.
BorgWarner Inc.
Champion Parts, Inc.
CLARCOR Inc.
Clarion Technologies, Inc.
Collins & Aikman Corporation
Collins Industries, Inc.
The Colonel's International, Inc.
Consulier Engineering, Inc.
Dana Corporation
Decoma International, Inc.
Delco Remy International, Inc.
Delphi Automotive Systems
   Corporation
Desc, S.A. de C.V.
Donnelly Corporation

Earl Scheib, Inc.
Eaton Corporation
Edelbrock Corporation
Federal-Mogul Corporation
Gentek, Inc.
Gentex Corporation
Glas-Aire Industries Group Ltd.
Global Technovations, Inc.
Hastings Manufacturing Company
Hayes Lemmerz International, Inc.
IMPCO Technologies, Inc.
Johnson Controls, Inc.
Lear Corporation
Liteglow Industries, Inc.
Lund International Holdings, Inc.
Magna International Inc.
McLaren Performance Technologies,
   Inc.
Milemarker International, Inc.
Modine Manufacturing Company
Noble International, Ltd.
Orbital Engine Corporation, Ltd.
Power Technology, Inc.

Puradyn Filter Technologies
   Incorporated
R&B, Inc.
Skynet Telematics.com, Inc.
SPX Corporation
Standard Motor Products, Inc.
Stoneridge, Inc.
Strattec Security Corporation
Superior Industries International, Inc.
Tenneco Automotive Inc.
Tesma International Incorporated
T.J.T., Inc.
Torvec, Inc.
Transpro, Inc.
TRW Inc.
U.S. Automotive Manufacturing, Inc.
Universal Mfg. Co.
Visteon Corporation
Wabtec Corporation
Wescast Industries, Inc.
Williams Controls, Inc.

          Shareholders may obtain more information about Media General Financial Services, Inc. Industry Group 333 by visiting Media General Financial Services' website at www.mgfs.com. The following companies were included in this Industry Group last year, but are not included this year: Autocam Corporation; Barnes Group Inc.; Bonded Motors, Inc.; Detroit Diesel Corporation; ITT Industries, Inc.; Jason Incorporated; MascoTech, Inc.; Meritor Automotive, Inc.; OEA, Inc.; Safety Components International, Inc.; Simpson Industries, Inc.; and Wynn's International, Inc.

Compensation Committee Report on Executive Compensation

          Hastings' executive compensation policy is formulated and recommended to the board by the Compensation Committee of the board of directors. The Compensation Committee also administers Hastings' compensation plans. The Compensation Committee evaluates annual salaries and incentive compensation plans for the executive officers and recommends the salaries and compensation to the board. The board of directors makes the final decision on whether to adopt the Compensation Committee's recommendations.

Compensation Policies For Executive Officers

          The Compensation Committee's executive compensation philosophy is intended to:

•          provide competitive levels of compensation;

•          "tie" or "couple" officers' compensation with
            the achievement of Hastings' performance
            objectives;

•          reward good corporate performance;

•          recognize individual achievement; and

•          allow Hastings to attract and retain quality
            executive officers.

          The Compensation Committee's compensation policy provides that a significant portion of the annual compensation of each executive officer must relate to, and be contingent upon, Hastings'

performance. The Compensation Committee believes that this policy enhances shareholder value by rewarding executive officers for profitable growth of Hastings.

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain executive officers. Hastings has examined its executive compensation policies in light of Section 162(m) and will continue to assess the impact of Section 162(m) and take action to assure that appropriate levels of deductibility are maintained. We do not expect that any portion of Hastings' deduction for employee remunerations will be disallowed in 2000.

          Compensation for executive officers, including the Co-Chief Executive Officers, is comprised of three primary components:

•          base salary;

•          an annual incentive bonus; and

•          awards of restricted stock and/or
            stock option grants.

Executive officers also receive various fringe benefits that are offered to other employees, including health and life insurance benefits and company contributions to their Hastings Savings Plan accounts.

Base Salary

          Hastings seeks to attract and retain executives by providing base salaries that are generally competitive with salaries paid for comparable positions with companies of similar general type and size in the marketplace. Hastings obtains comparable salary information through various surveys. The skill and experience required by the position, job performance, accountability, length of service and current economic conditions also affect what an officer earns as a base salary.

          In general, Hastings reviews the base salary of executive officers on an annual basis. Annual salary adjustments are determined by evaluating comparable salaries for executives at other companies, the job performance of the officer and any increase in responsibilities of the officer.

Annual Cash Incentive Bonus

          Hastings' executive officers may receive an annual cash incentive bonus which is based on Hastings' operating performance and consolidated net income before income tax expense.

Stock Option and Restricted Stock Plan of 1997

          Hastings' current stock option plan provides that stock options, restricted stock and tax benefit rights may be granted or awarded under the plan to corporate and subsidiary directors, officers and key employees of Hastings with respect to 38,000 shares of Hastings' common stock (although at the annual meeting Hastings' shareholders will vote on a proposal to increase the number of authorized shares to 76,000). The Compensation Committee believes that the current stock option plan helps to align the interests of Hastings' executive officers and key employees with those of Hastings and its shareholders. This is because awards under the current stock option plan become more valuable as Hastings' stock price increases. The amended stock option plan would also accomplish these objectives.

          The current stock option plan is administered by the Compensation Committee, which makes recommendations to the board of directors as to the participants who should receive incentive awards under the plan, the number of options or other incentive awards that should be awarded, the terms of each grant, and other determinations necessary under the plan. Thus far, the Compensation Committee has made these determinations four times, in December 1997, 1998, 1999 and 2000. The committee intends to continue making its determinations on an annual basis and in making its determinations will consider, among other things, company performance and individual participant achievement during the year.

Restricted Stock Plan

          Hastings also provides executive officers and certain other key employees of Hastings with incentives to increase Hastings' long-term profitability by a restricted stock plan that was established in 1990. Like the current stock option plan, the Compensation Committee believes that the restricted stock plan helps to align the interests of Hastings' executive officers and key employees with those of Hastings and its shareholders by encouraging and promoting stock ownership by management. The Compensation Committee believes that the restricted stock plan will result in better long-term performance for Hastings and its shareholders. Hastings currently has no target ownership level for equity holdings by officers or directors.

          The restricted stock plan is administered by the Compensation Committee, which consists of three outside directors who are not eligible to participate in the restricted stock plan. Every award of Hastings common stock under the restricted stock plan will be subject to two types of restriction. The first restriction is based on a continuation of employment for five years (except in the case of retirement with prior approval, death or disability); otherwise, the recipient forfeits the unvested portion of any restricted stock held by him or her. Second, a portion of each award of restricted stock is also tied to achievement of certain performance goals established by the Compensation Committee. The performance goals may be company-wide, subsidiary-wide or division-wide or tailored to the individual recipient. The performance goals have generally been based on the annual net income per share performance of Hastings or the ratio of pre-tax income to net sales.

          If Hastings meets or exceeds the performance goals for a particular year, then the recipient will become the owner of 20% of his or her restricted stock award. If Hastings (or the individual, if applicable) fails to meet the performance goals, then the recipient will forfeit all interest in 20% of his or her restricted stock award. In other words, as long as Hastings (or the individual, if applicable) meets the performance goals, then the recipient may keep the shares of stock awarded to him or her under the plan.

          All recommendations of the Compensation Committee relating to 2000 compensation were unanimously approved by the board of directors without modification.

Respectfully submitted,

William R. Cook
Douglas A. DeCamp
Neil A. Gardner

Audit Committee Report

          On behalf of the board of directors, the Audit Committee reviews and supervises Hastings' procedures for recording and reporting the financial results of its operations. Hastings' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Hastings' audited financial statements for the year ended December 31, 2000 and has discussed those financial statements with Hastings' management.

          The Audit Committee has also discussed with Hastings' independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent auditors concerning the quality of Hastings' accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board, has discussed their independence from Hastings and Hastings' management with them, and has considered the compatibility of non-audit services with their independence.

          After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Hastings' board of directors that the audited financial statements for the year ended December 31, 2000 be included in Hastings' Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Respectfully submitted,

William R. Cook
Neil A. Gardner
Douglas A. DeCamp
Richard L. Foster

Other Matters

Compensation Committee Interlocks and Insider Participation

          The following directors were members of the Compensation Committee during 2000: William R. Cook, Douglas A. DeCamp and Neil A. Gardner. During 2000, Andrew F. Johnson, Co-CEO and President--Operations of Hastings, served as a director of Hastings City Bank, of which Neil A. Gardner is an Executive Vice President.

Independent Auditors

          The board of directors has selected the firm of BDO Seidman, LLP, Grand Rapids, Michigan, as independent auditors to audit the consolidated financial statements of Hastings and its subsidiaries for the fiscal year ending December 31, 2001. BDO Seidman has served as independent auditors for Hastings since 1971 and has audited Hastings' financial statements for the year ended December 31, 2000. A representative of BDO Seidman is expected to attend the annual meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

          Audit Fees. BDO Seidman billed Hastings $105,664 for its professional services rendered and out-of-pocket expenses incurred in connection with the audit of Hastings' financial statements for the year ended December 31, 2000, and for reviews of the quarterly financial statements included in Hastings' Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

          Financial Information Systems Design and Implementation Fees. No related fees were billed by BDO Seidman during 2000.

          All Other Fees. BDO Seidman billed Hastings $34,988 during 2000 for services rendered and out-of-pocket expenses incurred in connection with services other than those described above.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act requires Hastings' directors and officers and individuals who beneficially own more than 10 percent of the outstanding shares of Hastings' common stock to file reports with the SEC concerning their beneficial ownership and changes in their ownership of shares of

Hastings' common stock. These persons are required by SEC regulations to furnish to Hastings copies of all Section 16(a) reports they file.

          Based solely on its review of the copies of such reports received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, Hastings believes that, from January 1 through December 31, 2000, all Section 16 reporting and filing requirements were fulfilled, except the following. Each of Messrs. Mark Johnson, Andrew Johnson, Cook, Foster, Bennett, Koop, Gardner, DeCamp, Bellgraph, Uhen and Guenther received option grants four times, in December 1997, 1998, 1999 and 2000. Each of these grants should have been reported on a Form 5 with respect to the year in which the grant was made. However, none of the foregoing persons reported these grants on Forms 5 on a timely basis. In addition, it has recently come to the Company's attention that S&I Johnson Limited Partnership and the Stephen and Isabel Johnson Generation Trust should have filed a Form 3 with respect to a transaction that occurred in October 1999 and that SAMCO, Inc. should have filed a Form 4 with respect to this same transaction. (These three entities are included in the Stephen I. Johnson Family Group.) All of the foregoing persons have taken steps to make the proper filings.

Shareholder Proposals

          To be considered timely, all shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2002, whether or not intended for inclusion in Hastings' proxy statement and form of proxy relating to that meeting, must be received by Hastings not later than December 10, 2001. Shareholder proposals intended for consideration for inclusion in Hastings' proxy statement and form of proxy relating to that meeting should be made in accordance with Securities and Exchange Commission Rule 14a-8. All shareholder proposals should be addressed to the attention of Hastings' Secretary, Hastings Manufacturing Company, 325 North Hanover, Hastings, Michigan 49058.

Other Business

          Hastings' board of directors is not aware of any other matters that may be presented to the shareholders for formal action at the annual meeting. If, however, any other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies in the enclosed proxy card intend to vote proxies in accordance with their best judgment on such matters.

Solicitation of Proxies

          Hastings will bear the cost of soliciting proxies. Hastings will initially solicit proxies by mail. Directors, officers and employees of Hastings may solicit, without additional compensation, proxies in person or by telephone, fax or oral communication. In addition, banks, brokerage firms and other custodians, nominees and fiduciaries may communicate with and forward soliciting materials to beneficial owners of shares held by them to obtain authorization for execution of proxies and may be reimbursed by Hastings for reasonable expenses incurred in sending proxy materials to those beneficial holders.

Please Vote Your Shares

          It is important that your shares be represented at the meeting. To assure that your shares are represented, please complete, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

By Order of the Board of Directors

/s/Richard L. Zwiernikowski

RICHARD L. ZWIERNIKOWSKI
Secretary

APPENDIX A

HASTINGS MANUFACTURING COMPANY
STOCK OPTION AND RESTRICTED STOCK PLAN OF 1997

(As proposed to be amended)

SECTION 1

Establishment of Plan; Purpose of

          1.1          Establishment of Plan. The Company hereby establishes the Stock Option and Restricted Stock Plan of 1997 (the "Plan") for its directors, corporate and Subsidiary officers and other key employees. The Plan permits the grant or award of Options, Restricted Stock, and Tax Benefit Rights.

          1.2          Purpose of Plan. The purpose of the Plan is to provide directors, officers and key employees of the Company and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and key employees with the interests of the Company's shareholders through the opportunity for increased stock ownership, and to attract and retain officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

SECTION 2

Definitions

          The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Board" means the Board of Directors of the Company.

          2.3          Unless otherwise defined in the grant or agreement applicable to an Incentive Award, "Change in Control" means:

                    (a)          the sale, lease, exchange, or other transfer of substantially all the assets of the Company (in one transaction or in a series of related transactions) to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company; or

                    (b)          a change in control of the Company of a nature that would be required to be reported in a response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act, provided that, without limitation, such change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board (unless the election or nomination for election

Appendix A - Page 1

by the Company's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period).

          2.4          "Code" means the Internal Revenue Code of 1986, as amended.

          2.5          "Committee" means a committee the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board appointed by the Board, all of whom shall be "Non-Employee Directors" (as defined below). The Board, in its discretion, may also require that members of the Committee be "outside directors" as defined in the rules issued under Section 162(m) of the Code.

          2.6          "Common Stock" means the Common Stock of the Company.

          2.7          "Company" means Hastings Manufacturing Company, a Michigan corporation, and its predecessors.

          2.8          "Competition" means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary. Such participation may be by way of employment, consulting services, directorship, or officership. Ownership of less than three percent (3%) of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

          2.9          "Consensual Severance" means the voluntary termination of all employment by the Participant with the Company or any of its Subsidiaries that the Committee determines to be in the best interests of the Company.

          2.10          "Early Retirement" means the voluntary termination of all employment by a Participant with the written consent of the Committee after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries.

          2.11          "Incentive Award" means the award or grant of an Option, Restricted Stock, or Tax Benefit Right to a Participant under the Plan.

          2.12          "Market Value" of any security on any given date means if the security is listed for trading on The Nasdaq Stock Market or one or more national securities exchanges, the last reported sales price on the date in question, or if such security shall not have been traded on such principal exchange on such date, the last reported sales price on the first day prior thereto on which such security was so traded; or if that is not applicable, the value as determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

          2.13          "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Act as in effect from time to time.

          2.14          "Normal Retirement" means the voluntary termination of all employment by a Participant after the Participant has attained 62 years of age, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

Appendix A - Page 2

          2.15          "Option" means the right to purchase Common Stock at a stated price for a specified period of time.

          2.16          "Participant" means the directors, officers and other key employees of the Company and its Subsidiaries who are granted an Incentive Award under the Plan.

          2.17          "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.18          "Restricted Stock" means Common Stock awarded to a Participant under Section 6 of the Plan.

          2.19          "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company, or by one or more Subsidiaries of the Company.

          2.20          "Tax Benefit Right" means any right granted to a Participant under Section 7 of the Plan.

          2.21          "Total Disability" means that the Participant, for physical or mental reasons, is unable to perform the essential functions of his or her duties for the Company for 120 consecutive days, or 180 days during any twelve month period.

SECTION 3

Administration

          3.1          Power and Authority. The Committee shall administer the Plan. Except as limited in this Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan, to supervise the administration of the Plan and the Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable under the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by all of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee may delegate recordkeeping, calculation, payment, and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company or its Subsidiaries.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the authority to: (a) determine whether and when Incentive Awards will be granted, the persons to be granted Incentive Awards, the amount of Incentive Awards to be granted to each person and the terms of the Incentive Awards to be granted; (b) determine and amend vesting schedules, if any; (c) permit delivery or withholding of stock in payment of the exercise price or to satisfy tax withholding obligations; and (d) waive any restrictions or conditions applicable to any Incentive Award. Incentive Awards shall be granted or awarded by the Committee, and Incentive Awards may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without the consent of the Participant, except to the extent that the amendment operates solely to the benefit of the Participant.

Appendix A - Page 3

          3.3          Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

          4.1          Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, a maximum of 76,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares may be authorized but unissued shares.

          4.2          Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 10% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan.

          4.3          Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available for grants or awards under the Plan, together with the Option prices, award limits and other appropriate terms of this Plan, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Award, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is canceled, surrendered, modified, expires or is terminated during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not purchased or retained by the Participant under such Incentive Award shall be available for other Incentive Awards. If shares subject to and otherwise deliverable upon the exercise of an Incentive Award are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, the surrendered shares subject to the Incentive Award shall be available for other Incentive Awards.

SECTION 5

Options

          5.1          Grant.

                    (a)          General. A Participant may be granted one or more Options under the Plan. Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of the Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may desig-

Appendix A - Page 4

nate whether or not an Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

                    (b)          Non-Employee Directors. A Non-Employee Director may be granted one or more Options under the Plan. Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. Each Non-Employee Director shall at the time of his or her initial election or appointment be granted a number of Options determined by the Committee. Options granted to Non-Employee Directors shall be granted at an option price equal to the fair market value of the Common Stock at the date of grant of the option and shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Options granted to Non-Employee Directors shall not be treated as incentive stock options under Section 422(b) of the Code.

          5.2          Option Agreements. Each Option shall be evidenced by an Option agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines. To the extent not covered by the Option agreement, the terms and conditions of this Section 5 shall govern.

          5.3          Option Price. The per share Option price shall be determined by the Committee. The per Share Option Price of any Option intended to qualify as an incentive stock option under Section 422(b) of the Code shall be equal to or greater than 100% of the Market Value on the date of grant. The date of grant of an Option shall be the date the Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Option.

          5.4          Medium and Time of Payment. The exercise price for each share purchased pursuant to an Option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise). The time and terms of payment may be amended before or after exercise of an Option (a) by the Committee in its sole discretion, if the terms of such amendment are more favorable to the Participant, or (b) in all other cases, by the Committee with the consent of the Participant. The Committee may from time to time authorize payment of all or a portion of the Option price in the form of a promissory note or installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

          5.5          Options Granted to Ten Percent Shareholders. No Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Option provides an exercise price equal to at least one hundred ten percent (110%) of the Market Value of the Common Stock, and the exercise of the Option after the expiration of five years from the date of grant of the Option is prohibited by its terms.

          5.6          Limits on Exercisability. Options shall be exercisable for such periods as may be fixed by the Committee. Options intended to qualify as incentive stock options shall have terms not to exceed ten years from the grant date. The Committee may in its discretion require a Participant to continue service with the Company and its Subsidiaries for a certain length of time prior to an Option becoming exercisable and may eliminate such delayed vesting provisions. The Committee may also vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of Options granted under the Plan.

Appendix A - Page 5

          5.7          Transferability.

          (a)          General. Unless the Committee otherwise consents or unless the terms of the Option agreement provide otherwise, no Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

          (b)          Other Restrictions. The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as it deems advisable, including, without limitation, restrictions intended to assure compliance with applicable federal or state securities laws.

          5.8          Termination of Employment or Directorship.

          (a)          General. If a Participant ceases to be employed by or a director of the Company or one of its Subsidiaries for any reason other than the Participant's death, Total Disability, termination for cause, or any additional provision as determined by the Committee, the Participant may exercise an Option for a period of 90 days after such termination of employment or directorship, but only to the extent the Participant was entitled to exercise the Option on the date of termination and would be entitled to exercise the Option if employed at the date of exercise, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as an officer or director. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to reemployment is not guaranteed either by statute or contract, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death. If a Participant dies either while an employee or director of the Company or one of its Subsidiaries, or dies after termination of employment or directorship other than for cause and other than as a result of voluntary termination but during the time when the Participant could have exercised an Option under the Plan, the Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Option on the date of death or termination of employment or directorship, whichever first occurred, and would be entitled to exercise the Option if employed at the date of exercise, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (c)          Total Disability. If a Participant ceases to be an employee or a director of the Company or one of its Subsidiaries due to the Participant's Total Disability, the Participant may exercise an Option for a period of one year following such termination of

Appendix A - Page 6

employment, but only to the extent the Participant was entitled to exercise the Option on the date of such event, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (d)          Additional Provisions in Option Agreements. The Committee may, in its sole discretion, provide by resolution or by including provisions in any Option agreement entered into with a Participant that the Participant may exercise any outstanding options upon termination due to Early Retirement, Normal Retirement or Consensual Severance for a period of time after such termination as may be determined by the Committee, provided that (i) such period may not extend beyond the earlier of three (3) years after the date of termination or the date on which the Options expire by their terms, (ii) the Participant may exercise the Option only to the extent the Participant was entitled to exercise the Option on the date of termination, and (iii) the Participant shall have no further right to exercise any Options after termination due to Early Retirement, Normal Retirement or Consensual Severance if the Committee determines the Participant has entered into Competition with the Company.

          (e)          Voluntary Termination. Except as provided in Section 5.8(d), if a Participant voluntarily terminates employment with the Company or one of its Subsidiaries, the Participant shall have no further right to exercise any Option previously granted him, unless the terms of the Option Agreement provide otherwise.

          (f)          Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any outstanding unexercised Option issued under the Plan.

          (g)          Suspension of Exercisability. If the Participant receives notice from the Company that the Participant may be terminated for cause, the Participant shall have no right to exercise any Options previously granted for a period of sixty days from the receipt of such notice. If the Participant is terminated for cause within such sixty-day period, the Participant shall have no further right to exercise any Option previously granted. If the Participant is not terminated for cause within the sixty-day period, the provisions of the Option agreement and the Plan shall continue to apply to the exercisability of the Participant's Options.

SECTION 6

Restricted Stock

          6.1          Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. Restricted Stock shall be awarded on the condition that the Participant remain in the employ of the Company or one of its Subsidiaries during the Restricted Period. Such condition shall have no effect on the right of the Company or any Subsidiary to terminate the Participant's employment at any time. No payment is required from a Participant for an award of Restricted Stock.

          6.2          Restricted Stock Agreements. Each award of Restricted Stock shall be evidenced by a Restricted Stock agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

Appendix A - Page 7

          6.3          Termination of Employment or Directorship.

          (a)          General. If a Participant ceases to be employed by or a director of the Company or one of its Subsidiaries for any reason other than the Participant's death, Total Disability, or any other additional provisions as determined by the Committee pursuant to Section 6.3(c), then any shares of Restricted Stock still subject to restrictions on the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be deemed a termination of employment: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as an officer or director. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to reemployment is not guaranteed either by statute or contract, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death or Total Disability. Unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates employment or directorship with the Company or one of its Subsidiaries because of death or Total Disability during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall automatically terminate and the Restricted Stock shall vest as of the date of termination.

          (c)          Additional Provisions as Determined by Committee. The Committee may, in its sole discretion, provide provisions in any Restricted Stock agreement permitting, or by resolution approve, vesting of all or part of any Restricted Stock awarded to a Participant upon termination due to Early Retirement, Normal Retirement, Consensual Severance or a Change in Control.

          6.4          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement provide otherwise, shares of Restricted Stock shall not be sold, exchanged, transferred, pledged or otherwise disposed of by a Participant during the Restricted Period other than to the Company pursuant to subsection 6.3 or 6.4(b) or by will or the laws of descent and distribution.

          (b)          Surrender to the Company. If any sale, exchange, transfer, pledge or other disposition, voluntary or involuntary, of Restricted Stock that has not vested shall be made or attempted during the Restricted Period, except as provided above in subsections 6.3 and 6.4(a), the Participant's right to the Restricted Stock shall immediately cease and terminate, and the Participant shall promptly forfeit and surrender to the Company all such Restricted Stock.

          (c)          Other Restrictions. The Committee may impose other restrictions on any Restricted Stock as the Committee deems advisable.

Appendix A - Page 8

          6.5          Rights as a Shareholder. During the Restricted Period, a Participant shall have all rights of a stockholder with respect to his Restricted Stock, including (a) the right to vote any shares at shareholders' meetings; (b) the right to receive, without restriction, all cash dividends paid with respect to such Restricted Stock; and (c) the right to participate with respect to such Restricted Stock in any stock dividend, stock split, recapitalization or other adjustment in the Common Stock of the Company or any merger, consolidation or other reorganization involving an increase or decrease or adjustment in the Common Stock of the Company. Any new, additional or different shares or other security received by the Participant pursuant to any such stock dividend, stock split, recapitalization or reorganization shall be subject to the same terms, conditions and restrictions as those relating to the Restricted Stock for which such shares were received.

          6.6          Deposit of Certificates; Legending of Restricted Stock.

          (a)          Deposit of Certificates. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall be registered in the name of the relevant Participant and deposited, together with a stock power endorsed in blank, with the Company. In the discretion of the Committee, any such certificates may be deposited in a bank designated by the Committee or delivered to the Participant. Certificates for shares of Restricted Stock that have vested shall be delivered to the Participant upon request within a reasonable period of time. The Participant shall sign all documents necessary or appropriate to facilitate such delivery.

          (b)          Legend. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

                    This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, and that provides for forfeiture upon certain events. A copy of that agreement is on file in the office of the Corporation.

          6.7          Resale. The Participant shall agree not to resell or redistribute such Restricted Stock after the Restricted Period except upon such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.

SECTION 7

Tax Benefit Rights

          7.1          Grant. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a non-qualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus any other applicable state and local tax against which the Company is entitled to a deduction or credit by reason of exercise of the Option or the disqualifying disposition.

          7.2          Restrictions. A Tax Benefit Right may be granted only with respect to an Option issued and outstanding or to be issued under the Plan or any other Plan of the Company or its Subsidiaries that has been

Appendix A - Page 9

approved by the shareholders as of the effective date of the Plan and may be granted concurrently with or after the grant of the Option. Such rights with respect to outstanding Options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the Participant's existing Options.

          7.3          Terms and Conditions. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to Options under the Plan or any other plan of the Company and those terms and conditions shall be set forth in written agreements. The Committee may amend, cancel, limit the term of, or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related stock option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the Option price, unless otherwise provided by the Committee.

SECTION 8

Change in Control

          Without in any way limiting the Committee's discretion, the Committee may include in any Incentive Award provisions for acceleration of any vesting or other similar requirements or for the elimination of any restrictions upon Incentive Awards upon a Change in Control of the Company. The Committee may also include provisions for Participants to receive cash in lieu of outstanding Options upon a Change in Control of the Company.

SECTION 9

General Provisions

          9.1          No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award, and there is no obligation of uniformity of treatment of employees, Participants or holders or beneficiaries of Incentive Awards. The terms and conditions of the Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

          9.2          Withholding. The Company or a Subsidiary shall be entitled to (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts deemed necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock.

          9.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to applicable laws, rules and regulations, and to the requirement that if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such

Appendix A - Page 10

Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          9.4          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          9.5          No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or directorship of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

          9.6          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          9.7          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 10

Effective Date and Duration of the Plan

          This Plan shall take effect December 9, 1997 and shall be submitted to the Company's shareholders for approval. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under this Plan after December 8, 2007.

SECTION 11

Termination and Amendment

          The Board may terminate the Plan at any time, or may from time to time amend the Plan, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

Appendix A - Page 11

APPENDIX B

HASTINGS MANUFACTURING COMPANY
AUDIT COMMITTEE CHARTER

Committee Role

The Audit Committee is appointed by the Board of Directors to oversee all aspects of the Company's financial reporting, control and audit functions, except those specifically related to the responsibilities of another standing committee of the Board. The Audit Committee's role is to review and monitor the adequacy of corporate financial reporting, accounting systems and controls; to help ensure that the Company prepares externally distributed financial statements that are complete, accurate and in accordance with generally accepted accounting principles consistently applied; and to help ensure compliance with the Company's internal policies, standards of business conduct and external regulatory requirements.

The Audit Committee and any of its members shall, if requested by them, be given full access to any and all information within the custody or control of the Company, including, without limitation, information known to any of its officers, employees, consultants, legal counsel, independent auditors or any other member of the Board of Directors. The Audit Committee will encourage full and free interchange among the Company's Board of Directors, President, Chief Accounting Officer, other Company executives and the independent auditors as the Audit Committee deems appropriate. The Committee shall have access to its own counsel and other advisors at the Committee's sole discretion and it shall be authorized to access internal and external resources, as it requires, to carry out its responsibilities.

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to help ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company meet the applicable requirements and are of high quality.

Committee Membership

The Audit Committee shall consist of at least three persons who are (1) independent; (2) have the ability to read and understand fundamental financial statements, including the Company's balance sheet, income statement, statement of cash flows, and key performance indicators; and (3) have the ability to understand key business and financial risks and related controls and control processes. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the above, one director who is not independent and is not a current employee or immediate family member of such employee may be a member of the Audit Committee if (1) the Board of Directors determines that membership is required by the best interests of the Company and its shareholders, and (2) the Board of Directors discloses, in the annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination .

Appendix B - Page 1

Committee Responsibilities

The Audit Committee's specific responsibilities are to:

•

Recommend selection of the independent auditors to audit the financial statements of the Company for the fiscal year. The Committee is also responsible for evaluation and replacement of the independent auditors, as appropriate.

•	Ensure that the independent auditors are ultimately accountable to the Board of Directors and Audit Committee.

•

Require an annual written statement by the independent auditors confirming their independence, assess the impact and extent of non-audit services they are providing and provide oversight responsibility for the annual audit.

•	Review the annual audit plan, and changes to it, with the independent auditors and Company management.

•	Review the results of the annual audit with the independent auditors and Company management, and review:

	1.	The Company's annual financial statements and related footnotes;
	2.	The quality and appropriateness of the Company's accounting principles as applied to its financial reporting;
	3.	Changes in accounting principles or practices that had or are expected to have a significant effect on the financial statements;
	4.	Adjustments to the financial statements recommended by the independent auditors;
5.

Uncorrected misstatements aggregated by the independent auditors that are determined by management to be immaterial, both individually and in the aggregate, to the financial statements taken as a whole;

	6.	Significant audit findings during the year and management's responses thereto; and
	7.	Other matters required by the independent auditors to be communicated to the Audit Committee.

•	Recommend to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for the last fiscal year.

•

Review, in consultation with management and the independent auditors, the effectiveness and adequacy of the Company's processes and internal controls relating to finance and accounting, financial reporting and information systems.

•	Inquire of management and the independent auditors regarding significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Investigate, when deemed necessary, potential improprieties or known improprieties in Company operations.

•	Recommend to the Board of Directors, when deemed advisable, that the independent auditors engage in specific studies regarding auditing matters, accounting procedures and other matters.

Appendix B - Page 2

•	Review with Company counsel and tax executives, the legal and regulatory matters that may have a material impact on the Company's financial statements.

•

Convene at least two times each fiscal year and report the Audit Committee's activities to the Board at least annually. Some or all of these meetings will include meeting with the Company's Chief Accounting Officer and with the independent auditors to discuss any issues arising from the Committee's responsibilities.

•

Meet with the independent auditors at least annually in separate private sessions to discuss any matters that the Committee or the independent auditors believe should be discussed with the Committee. The independent auditors or legal counsel may, at any time, request and cause to be convened a meeting with the Audit Committee or Audit Committee Chairperson, with or without management attendance.

•	Include a report of the Audit Committee in the proxy statement relating to the Company's annual shareholders' meeting. The report should report on the matters then currently required by the SEC.

•

Review quarterly earnings results prior to the Company's earnings release and filing of its quarterly Form 10-Q with the SEC. The Chairperson may represent the entire Committee for purposes of this review.

•	Annually review and reassess the adequacy of the Audit Committee Charter and ensure it is included as an appendix to the Company's proxy statement at least once every three years.

Appendix B - Page 3

PROXY	PROXY

Hastings Manufacturing Company
325 North Hanover
Hastings, Michigan 49058
Telephone No. (616) 945-2491

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned shareholder hereby appoints Richard L. Zwiernikowski and Andrew F. Johnson, and each of them, each with full power of substitution, proxies to represent the shareholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Hastings Manufacturing Company that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the principal office of Hastings Manufacturing Company in the City of Hastings, Michigan, on Tuesday, May 8, 2001, at 9 a.m. local time, and any adjournment of that meeting.

          If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for (1) the election of all nominees named on this Proxy as directors and (2) approval of the proposed amendment to the Hastings Manufacturing Company Stock Option and Restricted Stock Plan of 1997. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

HASTINGS MANUFACTURING COMPANY

1.	ELECTION OF DIRECTORS: Nominees:	For	Withheld	For All Except Those Indicated

	Neil A. Gardner and Monty C. Bennett	[ ]	[ ]	[ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike through that nominee's name above)

Your board of directors recommends that you vote "FOR" all nominees

2.	PROPOSED AMENDMENT TO STOCK OPTION AND RESTRICTED STOCK PLAN OF 1997	For	Against	Abstain
	Your board of directors recommends that you vote "FOR" the amendment to the Stock Option and Restricted Stock Plan of 1997.	[ ]	[ ]	[ ]

If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting of Shareholders, each Proxy may be voted for any substitute nominee designated by the present board of directors. If no specification is made, the shares represented by this Proxy will be voted for election of the nominees named above and for approval of the other proposal identified above. Further, the proxies named herein shall have discretionary authority to vote on other matters, not presently known, that may come before the meeting or any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 9, 2001.

Dated:	________________, 2001	X

X

IMPORTANT -- Please sign exactly as your name(s)
appears on this Proxy. When signing on behalf of
a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly,
each holder should sign.

Signature of Shareholder(s)